Exhibit 2.2

CONSENT OF THE MEMBERS

OF

Faith Realty, LLC

The undersigned, being all of the members of Faith Realty, LLC, a Rhode Island limited liability company (the “Company”), hereby waive the holding of a meeting and notice thereof, and consent to the adoption of the following resolutions:

RESOLVED:	That the Company shall transfer and assign, without consideration to its members, by warranty deed, in proportion to their membership interest in the Company, that certain real property owned by the Company, including all improvements thereon, described as Map D7, D8 Lot 59-16, located in Woonsocket, Rhode Island (the “Property”), subject to all mortgage indebtedness and other liens and encumbrances of record (“Encumbrances”); and it is further

RESOLVED:	That the members of the Company shall thereafter contribute the Property, without consideration, to Summer Infant, Inc. (“Summer”), subject to the Encumbrances. The members acknowledge that they own their membership interest in the Company in the same percentage as they own their stock in Summer; and it is further

RESOLVED:	That the Company shall also transfer and assign to its members all of the Company’s right, title and interest in and to that certain design build construction contract with Riggs & Gallagher, Inc. (“Contract”) and all building plans and specifications relating thereto (“Plans”), pursuant to which Riggs & Gallagher is constructing on the Property a 52,000 square foot office and warehouse space (“Improvements”). The members shall thereafter contribute to Summer all of their right, title and interest in and to the Contract and the Plans and the Improvements; and it is further

RESOLVED:	That at the request of the members the Company shall be authorized to transfer the Property, Contract and the Plans directly to Summer; and it was further

RESOLVED:	That after the Company has completed the transfer of the Property, Contracts and Plans as aforementioned, the Company shall proceed to wind up its affairs and to dissolve; and it is further

RESOLVED:	That Jason P. Macari, be and is hereby authorized, empowered and directed for and on behalf of the Company to execute, acknowledge and deliver the deed for the Property and an assignment of the Company’s right, title and interest in and to the Contract and Plans, to take all action and to file any such documents and instruments as amy be necessary or required to enable the Company to wind up its affairs and to dissolve, and to execute such other documents as may be necessary or required, and to take any and all other action as he may deem appropriate to effectuate the purposes of these resolutions

MEMBERS

/s/ Jason Macari
Jason Macari

/s/ Steven Gibree
Steven Gibree
Date:	3/1/07